Exhibit 99.2

Investor Relations Contact: Ngoc Nguyen, Hawaiian Telcom (808) 546-3475 ngoc.nguyen@hawaiiantel.com	Media Contact: Su Shin, Hawaiian Telcom (808) 546-2344 su.shin@hawaiiantel.com

For Immediate Release

Hawaiian Telcom Appoints New Board Member and CFO to Leadership Team

HONOLULU (Monday, May 4, 2015) — Hawaiian Telcom (Nasdaq: HCOM), Hawai‘i’s technology leader, today announced the appointment of Dan T. Bessey as its new Chief Financial Officer and Meredith J. Ching, senior vice president of government and community relations of Alexander & Baldwin, Inc. (A&B), as the eighth member of its board of directors.

“As we continue to grow Hawaiian Telcom, we are excited to welcome these seasoned executives to our team,” said president and CEO Eric K. Yeaman. “Dan’s extensive experience in finance and strategic planning in the telecommunications and high technology sectors makes him the ideal financial executive to help us continue to drive Hawaiian Telcom’s performance forward.

“We are fortunate to have Meredith, a respected local business and community leader, as the newest addition to our board. Meredith brings a deep understanding of Hawai‘i’s business sector, legislative and regulatory environment and communities and appreciates the critical importance of having the proper, next-generation telecommunications infrastructure and services available for Hawai‘i’s residents and businesses, not only for today but into the future,” Yeaman added.

Bessey joins Hawaiian Telcom from Cesca Therapeutics, a publicly traded bio-technology company based in Rancho Cordova, California, where he served as Chief Financial Officer and managed the Finance and Accounting, Business Planning and Forecasting, Corporate Development, Investor Relations and Human Resources functions. Previously, Bessey spent 17 years at SureWest Communications (merged with Consolidated Communications, Inc. in July 2012), a publicly traded telecommunications company providing voice, video and data services to both residential and commercial customers in the greater Sacramento, California; Kansas City, Kansas and Missouri areas. He began his career at SureWest as its Director of Corporate Finance, was promoted to Controller then Vice President, Finance before being appointed Vice President, Chief Financial Officer responsible for multiple functions including, Finance and Accounting, Business Planning and Forecasting, Mergers and Acquisitions, Treasury Management, Investor Relations, Human Resources and Information Systems. At SureWest, Bessey successfully developed and implemented long-term business and financial strategies that increased profitability and shareholder return.

Bessey earned a bachelor’s degree in business administration/accountancy from California State University, Sacramento where he graduated magna cum laude.

Ching has served as a key member of A&B’s executive management team since 2007 when she was named senior vice president, government and community relations of the 145-year old Hawai‘i company with interests in real estate development, agriculture, natural materials and infrastructure construction. Prior to joining A&B in 1982, Ching held the position of financial analyst with the Dillingham Corporation.

Ching’s community involvement currently includes the boards of the Girl Scouts of Hawai‘i, Kapi‘olani Health Foundation, Hawai‘i Agriculture Foundation, Hawai‘i Ag & Culinary Alliance and the A&B Sugar Museum. Past community involvement includes service on the boards of Hawai‘i Nature Center, Nature Conservancy of Hawai‘i, YMCA, HMSA, Pālama Settlement, Neighborhood Justice Center, and Child and Family Service.

Ching’s past government service activities included appointments to the State of Hawai‘i Commission on Water Resource Management, the State Board of Agriculture, City & County of Honolulu Charter Commission, Mayor’s Task Force to develop the Pacific Nations Center and the Governor’s Task Force on the Department of Environmental Protection.

Ching holds a bachelor’s degree in civil engineering from Stanford University and a master’s degree in business administration from the University of California at Los Angeles.

Ching’s appointment was effective May 1, 2015 and Bessey’s on May 11, 2015.

About Hawaiian Telcom

Hawaiian Telcom (Nasdaq: HCOM), headquartered in Honolulu, is Hawai‘i’s technology leader, providing integrated communications, broadband, data center and entertainment solutions for business and residential customers. With roots in Hawai‘i beginning in 1883, the Company offers a full range of services including Internet, video, voice, wireless, data network solutions and security, colocation, and managed and cloud services supported by the reach and reliability of its next generation fiber network and a 24/7 state-of-the-art network operations center. With employees statewide sharing a commitment to innovation and a passion for delivering superior service, Hawaiian Telcom provides an Always OnSM customer experience. For more information, visit www.hawaiiantel.com.

# # #